EuroPacific Growth Fund
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$759,044
Class B	$13,272
Class C	$24,151
Class F	$93,903
Total	$890,370
Class 529-A	$5,281
Class 529-B	$546
Class 529-C	$1,435
Class 529-E	$274
Class 529-F	$327
Class R-1	$599
Class R-2	$6,864
Class R-3	$50,412
Class R-4	$70,568
Class R-5	$138,507
Total	$274,813

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7190
Class B	$0.4607
Class C	$0.4598
Class F	$0.7147
Class 529-A	$0.7214
Class 529-B	$0.4205
Class 529-C	$0.4468
Class 529-E	$0.6167
Class 529-F	$0.7495
Class R-1	$0.5122
Class R-2	$0.4834
Class R-3	$0.6240
Class R-4	$0.7179
Class R-5	$0.8120

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,135,892
Class B	31,884
Class C	62,217
Class F	151,765
Total	1,381,758
Class 529-A	8,788
Class 529-B	1,483
Class 529-C	3,782
Class 529-E	547
Class 529-F	528
Class R-1	1,518
Class R-2	16,958
Class R-3	99,376
Class R-4	122,512
Class R-5	204,855
Total	460,347

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.20
Class B	$43.71
Class C	$43.35
Class F	$44.05
Class 529-A	$44.00
Class 529-B	$43.42
Class 529-C	$43.38
Class 529-E	$43.75
Class 529-F	$43.98
Class R-1	$43.29
Class R-2	$43.36
Class R-3	$43.64
Class R-4	$43.69
Class R-5	$44.22